Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171

FOR IMMEDIATE RELEASE

Contact:   336-436-4855        Shareholder Direct:   800-LAB-0401
          Pamela Sherry                              www.labcorp.com

ROCHE TO SELL UP TO 6.0 MILLION SHARES OF LABCORP

Burlington, NC, May 10, 2001 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:
LH) announced today that it has filed a registration statement with the Securities and Exchange Commission relating to the offering by Roche Holdings, Inc. of 5.5 million shares of LabCorp common stock. In addition Roche has granted the underwriters a 30-day option to purchase up to an additional 500,000 shares to cover over-allotments, if any.

Roche currently owns approximately 11,352,537 or 32.4% of LabCorp common shares. Following the offering Roche's ownership of LabCorp common stock would be approximately 16.7% (15.3% if the over-allotment option is exercised in full).

Credit Suisse First Boston and UBS Warburg are Joint Book-Running
Managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus relating to the offering may be obtained from either Credit Suisse First Boston Corporation, 11 Madison Avenue, Prospectus Department, New York, NY 10010-3629 (Telephone number 212-325-2580), or UBS Warburg LLC, Doug Fawell, 1285 Avenue of the Americas, New York, NY 10019 (Telephone number 212-713-3000).

FORWARD-LOOKING CAUTIONARY STATEMENT: This release contains statements that constitute forward-looking information. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by LabCorp's management which, although believed by LabCorp's management to be reasonable, are inherently uncertain. Such forward-looking statements are not guarantees of future performance or results and involve certain risks and uncertainties. Actual results or developments may differ materially from these forward-looking statements as a result of various factors.